Exhibit 99.1

Novavax Reports Second-Quarter 2014 Financial Results

Gaithersburg, MD (August 6, 2014) - Novavax, Inc. (Nasdaq: NVAX), a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of recombinant nanoparticle vaccines and adjuvants, today reported its financial results for the second quarter and six months ended June 30, 2014.

Novavax Corporate Highlights

Second Quarter Achievements:

-	Delivered positive top-line data from a dose-confirmatory Phase 2 clinical trial of its RSV F-protein vaccine candidate in 720 women of childbearing age, including a key finding that the highest levels of Palivizumab-competing antibodies (PCA) observed in any of its previous trials was achieved with only one dose of its vaccine candidate;

-	Reported follow-up data from its dose-ranging Phase 1 clinical trial of its RSV F-protein vaccine candidate in 220 elderly subjects, showing sustained levels of RSV F antibody and PCA responses were demonstrated over a four to six month period; and

-	Raised total net-proceeds of $108 million, after deducting underwriters discount and offering expenses, in an underwritten public offering.

2014 Anticipated Events:

-	Release of top-line data from recently initiated Phase 1/2 clinical trial of H7N9 avian influenza VLP vaccine candidate with its Matrix-M adjuvant in the third quarter of 2014;

-	Initiate Phase 2 clinical trial of its RSV F-protein vaccine candidate for protection of infants via maternal immunization in pregnant women in fourth quarter of 2014;

-	Initiate Phase 1 clinical trial of its RSV F-protein vaccine candidate for protection of pediatrics in fourth quarter of 2014;

-	Initiate Phase 2 clinical trial of its RSV F-protein vaccine candidate for protection of elderly in fourth quarter of 2014;

-	Initiate Phase 2 clinical trial of its quadrivalent VLP seasonal influenza vaccine in the fourth quarter of 2014;

-	Novavax, Inc. 2014 Analyst and Investor Meeting to be held on Tuesday, September 23, 2014 in New York City; and

-	Novavax will present the following pre-clinical data at the upcoming ICAAC conference to be held in Washington, DC between September 5 – 9, 2014:

o	Presentation # I-649: “Immunization of Pregnant Baboons with the RSV Nanoparticle Vaccine Protects Infant Baboons Challenged with Respiratory Syncytial Virus in a Comparable Manner to Infants Prophylaxed with Palivizumab;” and

o	Presentation # I-314B: “Development and Characterization of Recombinant RSV Nanoparticle Vaccine Induced Monoclonal Antibody.”

“Progress in the second quarter maintained the momentum built in both the first quarter of the year and in 2013. We continue to make progress in our RSV and influenza vaccine development programs,” said Stanley C. Erck, President and CEO of Novavax. “The second half of 2014 will be the most productive period in the company’s history. We plan to initiate 4 clinical studies before the end of 2014; RSV maternal immunization, pediatric and elderly, as well as a seasonal influenza clinical trial. We also plan to initiate a combination RSV/seasonal influenza clinical trial in early 2015. In addition, we plan to present pre-clinical and clinical data at several important medical meetings later this year.”

Financial Results for the Three and Six Months Ended June 30, 2014

Novavax reported a net loss of $17.9 million, or $0.08 per share, for the second quarter of 2014, compared to a net loss of $12.6 million, or $0.08 per share, for the second quarter of 2013. For the six months ended June 30, 2014, the net loss was $31.7 million, or $0.15 per share, compared to a net loss of $22.6 million, or $0.15 per share, for the same period in 2013.

Novavax revenue in the second quarter of 2014 increased 134% to $8.3 million as compared to $3.5 million for the same period in 2013. The increase in revenue was primarily due to the higher level of activity in the second quarter of 2014 associated with the company’s Phase 1/2 clinical trial using its H7N9 pandemic influenza candidate and Matrix-M adjuvant and preliminary manufacturing work for its Phase 2 seasonal influenza clinical trial, both under the HHS BARDA contract, and with the company’s Phase 2 clinical trial in women of childbearing age under its amended collaboration with PATH. In conjunction with the increase in revenue, the cost of government contracts revenue in the second quarter of 2014 increased 213% to $5.1 million as compared to $1.6 million for the same period in 2013. This increase was primarily related to higher level of activity associated with the company’s previously mentioned pandemic and seasonal influenza activities.

Research and development expenses increased 41% to $15.2 million in the second quarter of 2014, compared to $10.8 million for the same period in 2013, primarily as a result of higher employee-related costs tied to continued growth in support of the company’s RSV and influenza vaccine programs, as well as Novavax AB research and development expenses. General and administrative expenses increased 45% to $5.8 million in the second quarter of 2014 as compared to $4.0 million for the same period in 2013, resulting from higher employee-related costs, as well as Novavax AB general and administrative expenses, partially offset by lower professional fees.

As of June 30, 2014, the company had $208.8 million in cash and cash equivalents and investments compared to $133.1 million as of December 31, 2013. In June 2014, the company raised net proceeds of approximately $108 million through the sale of its common stock. Net cash used in operating activities for the six months of 2014 was $31.4 million compared to $18.2 million for the same period in 2013. The factors contributing to the increase in cash usage are as described above.

Conference Call

Date:	August 6, 2014
Time:	4:30 PM US eastern time
Dial-in number:	1 (877) 212-6076 (domestic) or 1 (707) 287-9331 (international)
Via Web:	www.novavax.com

Conference call Replay:

Dates:	Starting at 6:31 PM on August 6, 2014 until midnight October 6, 2014
Dial-in number:	1 (855) 859-2056 (domestic) or 1 (404) 537-3406 (international)
Passcode:	82216889
Via-Web:	www.novavax.com, “Investor Info”/“Events”

About Novavax

Novavax, Inc. (Nasdaq: NVAX) is a clinical-stage biopharmaceutical company creating novel vaccines and vaccine adjuvants to address a broad range of infectious diseases worldwide. Using innovative proprietary recombinant nanoparticle vaccine technology, the company produces vaccine candidates to efficiently and effectively respond to both known and newly emergent diseases. Additional information about Novavax is available on the company’s website, novavax.com.

Novavax Inc., Forward-Looking Statements

Statements herein relating to the future of Novavax and the ongoing development of its vaccine and adjuvant products are forward-looking statements. Novavax cautions that these forward looking statements are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include those identified under the heading “Risk Factors” in the Novavax Annual Report on Form 10-K for the year ended December 31, 2013, filed with the Securities and Exchange Commission (SEC). We caution investors not to place considerable reliance on the forward-looking statements contained in this press release. You are encouraged to read our filings with the SEC, available at sec.gov, for a discussion of these and other risks and uncertainties. The forward-looking statements in this press release speak only as of the date of this document, and we undertake no obligation to update or revise any of the statements. Our business is subject to substantial risks and uncertainties, including those referenced above. Investors, potential investors, and others should give careful consideration to these risks and uncertainties.

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NOVAVAX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share information)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
	(unaudited)		(unaudited)
Revenue	$8,259	$3,531	$15,721	$7,365

Costs and expenses:
Cost of government contracts revenue	5,102	1,632	8,123	3,344
Research and development	15,202	10,785	29,720	20,041
General and administrative	5,806	4,012	10,114	6,882
Total costs and expenses	26,110	16,429	47,957	30,267
Loss from operations	(17,851)	(12,898)	(32,236)	(22,902)
Interest income (expense), net	(31)	3	(71)	27
Other income	18	―	18	―
Change in fair value of warrant liability	―	267	―	267
Realized gains on investments	―	―	615	―
Loss from operations before income tax expense	(17,864)	(12,628)	(31,674)	(22,608)
Income tax expense	―	5	―	22
Net loss	$(17,864)	$(12,633)	$(31,674)	$(22,630)

Basic and diluted net loss per share	$(0.08)	$(0.08)	$(0.15)	$(0.15)
Basic and diluted weighted average
number of common shares outstanding	217,178	152,312	213,075	150,391

SELECTED CONSOLIDATED BALANCE SHEET DATA

(in thousands)

	June 30, 2014	December 31, 2013
	(unaudited)
Cash and cash equivalents	$103,857	$119,471
Investments	104,951	13,597
Total current assets	166,602	145,001
Working capital	149,123	126,879
Total assets	311,991	235,125
Total notes payable and capital lease obligations	1,808	2,184
Total stockholders’ equity	281,731	203,234

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Contact:	Barclay A. Phillips
SVP, Chief Financial Officer and Treasurer
Novavax, Inc.
240-268-2000